UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 28, 2007

BEIJING MED-PHARM CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-51409	20-0434726

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400,
Plymouth Meeting, Pennsylvania		19462

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code:	(610) 940-1675

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
SALE & PURCHASE AGREEMENT
SUPPLEMENTARY AGREEMENT
PRESS RELEASE

Item 1.01. Entry into a Material Definitive Agreement
Sale and Purchase Agreement with respect to the Remaining 51% of Hong Kong Fly International Health Care Limited
On September 28, 2007, Beijing Med-Pharm Corporation (the “Company”) entered into a Sale and Purchase Agreement (the “Purchase Agreement”), by and among the Company, Han Zhiqiang (“Han”) and Tong Zhijun (“Tong”), the owners (together, the “Sellers”) of Hong Kong Fly International Health Care Limited (“Hong Kong Health Care”), a Hong Kong corporation that holds a 100% equity interest in Sunstone Pharmaceutical Co., Ltd. (“Sunstone”), to acquire the remaining 51% interest in Hong Kong Health Care that it had not already agreed to purchase.
Under the terms of the Purchase Agreement, the Company will acquire the remaining 51% of the issued share capital of Hong Kong Health Care for a purchase price of 8 million shares (the “Consideration Shares”) of the Company’s unregistered common stock, par value $0.001 per share (“Common Stock”). At the closing, 20% of the Consideration Shares will be held in escrow, 10% of which will be released upon the achievement of certain milestones by Sunstone (the “Custodian Shares”), with the other 10% pledged to the Company for a term of three years as security for the occurrence of certain indemnification events.
Sale of the Consideration Shares by the Sellers is subject to a two-year lock-up arrangement, after which time exercise is restricted to prescribed percentages over the next three years. In addition, the Sellers granted the Company a right of first offer with respect to the transfer of any Company shares held by the Sellers not subject to the lock-up arrangement or pledge and agreed to certain non-competition and non-solicitation terms.
The closing of the transactions contemplated by the Purchase Agreement (the “Closing”) is expected to be completed during the first quarter of 2008. Although Sunstone is privately owned and Chinese government approval is not required, the transaction is subject to certain conditions, including completion of U.S. GAAP financial statements and shareholder and NASDAQ approval.
Prior to the Closing, the Company, the Sellers and a custodian agent jointly-selected by the Company and the Sellers are to enter into a custodian agreement, pursuant to which the Custodian Shares will be governed.
At the Closing, the Company will enter into an employment agreement with Han, pursuant to which he will assume the role of President and Chief Operating Officer, China, of the Company and work with the Company’s current Chief Executive Officer to manage operations in China. In addition, Han and Tong will be nominated for election to the Board of Directors of the Company.
Within 18 months of the Closing, the Company agreed to prepare and file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission to enable the resale of the Consideration Shares by the Sellers and to use its reasonable efforts to cause the Registration Statement to become effective.
The Company expects to schedule a special meeting of shareholders in the first quarter of 2008 to seek approval for the issuance of the Consideration Shares, to increase the authorized shares of Common Stock and to change the name of the Company to BMP Sunstone Corporation.

Supplementary Agreement with respect to the Purchase of 49% of Hong Kong Fly International Health Care Limited
On September 28, 2007, the Company and the Sellers executed a Supplementary Agreement (the “Supplementary Agreement”) that amends their existing agreement, dated as of July 14, 2007 (the “Existing Agreement”). The Supplementary Agreement extends the closing of the acquisition of 49% of Hong Kong Health Care until the end of October. Under the terms of the Supplementary Agreement, the Company agreed to pay $13.6 million to the Sellers within three business days of the execution of the Supplementary Agreement, with the balance of the consideration, along with interest at the rate of 4.75% per year for the period from September 20, 2007 until the day immediately prior to its payment, to be funded at closing.
In addition, the Supplementary Agreement provides for a penalty equal to 10% of the purchase price, or $3,200,000, if the conditions precedent as set forth in the Existing Agreement are not satisfied prior to the closing of the transaction for reasons due to the Company.
The descriptions above are summaries of the Purchase Agreement and the Supplementary Agreement and are qualified in their entirety by the text of the agreements, which are attached hereto as Exhibit 2.1 and Exhibit 2.2. A copy of the press release announcing these transactions is furnished as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1	Sale and Purchase Agreement, dated as of September 28, 2007, by and among Beijing Med-Pharm Corporation, Han Zhiqiang and Tong Zhijun

2.2	Supplementary Agreement, dated as of September 28, 2007, by and among Beijing Med-Pharm Corporation, Han Zhiqiang and Tong Zhijun

99.1	Press release, dated September 28, 2007, of Beijing Med-Pharm Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIJING MED-PHARM CORPORATION

Date: October 4, 2007	By:	/s/ Fred M. Powell

	Name:	Fred M. Powell
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

2.1	Sale and Purchase Agreement, dated as of September 28, 2007, by and among Beijing Med-Pharm Corporation, Han Zhiqiang and Tong Zhijun

2.2	Supplementary Agreement, dated as of September 28, 2007, by and among Beijing Med-Pharm Corporation, Han Zhiqiang and Tong Zhijun

99.1	Press release, dated September 28, 2007, of Beijing Med-Pharm Corporation